UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 19, 2016

TrustCo Bank Corp NY
(Exact name of registrant as specified in its charter)

NEW YORK	0-10592	14-1630287
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

5 SARNOWSKI DRIVE, GLENVILLE, NEW YORK 12302
(Address of principal executive offices)

(518) 377-3311
(Registrant’s Telephone Number,
Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TrustCo Bank Corp NY

Item 5.02(e)	Compensatory Arrangements of Certain Officers

On July 19, 2016, the Board of Directors of TrustCo Bank Corp NY (the “Company”) adopted an Executive Compensation Clawback Policy (the “Policy”) that provides for the recovery by the Company of certain elements of compensation received by executive officers of the Company if the Company is required to restate its financial statements or if an executive officer has committed an act of material fraud or misconduct.

In general, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with a financial reporting requirement under the securities laws, regardless of whether such restatement is a result of misconduct, and the Compensation Committee determines that one or more of the Company’s executive officers covered by the policy received incentive-based compensation in excess of what should have been received based on the restatement during the three completed fiscal years immediately preceding the date on which the Company is required to prepare the restatement, the Company must recover the amount of such excess compensation, subject to certain, limited exceptions.

In addition, to the extent that the Compensation Committee determines that one or more of its executive officers committed one or more willful acts of material fraud or material misconduct that directly or indirectly had a material adverse effect on the Company, the Compensation Committee may require such officers to forfeit or reimburse the Company for some or all of the incentive-based compensation or other variable compensation awarded to or received by such officers during the twelve-month period following the commission of the acts of fraud or misconduct and/or occurrence of a material adverse effect.

The Compensation Committee has the sole authority to interpret and apply the Policy.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.	Description

99(a)	Executive Compensation Clawback Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 19, 2016

TrustCo Bank Corp NY
(Registrant)

	By:	/s/ Michael M. Ozimek
Michael M. Ozimek
Senior Vice President and
Chief Financial Officer